Exhibit 99.1

For media	For investors
Jayme Rubenstein	Amy Wakeham
+1 858-836-6798	+1 858.836.5000
news@resmed.com	investorrelations@resmed.com

ResMed Announces Leadership Change

SAN DIEGO, May 5, 2022 – ResMed (NYSE: RMD, ASX: RMD) today announced that Jim Hollingshead, President, Sleep and Respiratory Care, has informed ResMed that he has accepted a new position and is leaving the company, effective immediately. Rob Douglas, President and Chief Operating Officer, has been appointed interim President, Sleep and Respiratory Care.

“I’d like to thank Jim for his 12 years of service and valuable contributions to ResMed,” said Mick Farrell, ResMed CEO. “Jim has played an important role in our business, first as head of our strategy and business development team, then as president of our Americas region, and most recently as president of our Sleep and Respiratory Care business. Jim formed part of the global business team that created the strategy to embed communications in our devices, supporting our transformation into a world-leading digital health company. Together with our CEO operations team, Jim has helped curate a team of strong leaders, leaving ResMed well positioned for ongoing growth, as we accelerate our business into 2025, and beyond. I wish Jim well in his new role as a ResMed alum, and I thank Rob for stepping in on an interim basis, as together we build upon our strong leadership bench-strength here at ResMed.”

About ResMed

At ResMed (NYSE: RMD, ASX: RMD) we pioneer innovative solutions that treat and keep people out of the hospital, empowering them to live healthier, higher-quality lives. Our digital health technologies and cloud-connected medical devices transform care for people with sleep apnea, COPD, and other chronic diseases. Our comprehensive out-of-hospital software platforms support the professionals and caregivers who help people stay healthy in the home or care setting of their choice. By enabling better care, we improve quality of life, reduce the impact of chronic disease, and lower costs for consumers and healthcare systems in more than 140 countries. To learn more, visit ResMed.com and follow @ResMed.

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